SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                               FORM 8-K


                            Current Report
                   Pursuant to Section 13 or 15(d)
               of the Securities Exchange Act of 1934


   Date of Report (Date of earliest event reported): September 27, 2001
                                                     ------------------

                           Mark Solutions, Inc.
                           --------------------
          (Exact name of registrant as specified in its charter)

                                Delaware
                                --------
             (State or Other Jurisdiction of Incorporation)

                          0-17118 11-2864481
       (Commission File Number)(I.R.S. Employer Identification No.)

                 1135 Clifton Avenue, Clifton, NJ 07013
                 --------------------------------------
        (Address and zip code of principal executive offices)

                            973-773-8100
                            ------------
                    (Registrant's telephone Number)



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                         ITEM 5. Other Events

On April 13, 2000 and April 21, 2000, the Company issued two convertible promissory notes to a lender for loans of $1,500,000 and $500,000, respectively. The notes provided for repayment of the principal together with interest a 7% per annum. The $1,500,000 note was due on or before April 12, 2002 and the $500,000 note was due on or before April 20, 2002. Both notes entitled the holder at any time before maturity to convert the notes into the Company's Common Stock based on the average of the lowest closing price on three of the last ten trading days preceding the conversion date. Since the issuance of the notes the lender has converted $120,000 of debt into Common Stock. As of September 26, 2001, the Company was indebted to the lender in the amount of $1,880,000 together with accrued interest.

On September 27, 2001, the Company and the lender entered into a n agreement to compromise the outstanding indebtedness. Under the terms of the agreement, the lender has agreed to accept $1,000,000 in full settlement of the outstanding debt. The terms of payment require that the Company pay four installments of $250,000 each. The first installment was paid upon execution of the agreement on September 27, 2001. The remaining installments are due on or before November 30, 2001, February 28, 2002, and March 1, 2003. The agreement provides that the lender may not exercise his conversion rights as long as the Company is not in default with respect to the first three installments. Thereafter, and upon payment of the third installment the convertible notes are automatically cancelled and the Company will only be liable to the lender for the last installment under a separate promissory note which becomes effective after payment of the third installment

The Company believes that the Agreement is extremely beneficial and eliminates the consequences of a potentially large issuance of its Common Stock which could result in significant dilution to existing shareholders.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            Mark Solutions, Inc.
                                              (Registrant)

                                         By: s/ Carl Coppola
                                             ---------------------------------
                                             Carl Coppola,  President


DATED:  October 3, 2001



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